Exhibit 23

Amper, Politziner & Mattia, P.C.

Certified Public Accountants And Consultants

2015 LINCOLN HIGHWAY

P.O. BOX 988

EDISON, NJ 08818-0988

(732) 287-1000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated August 3, 2007, relating to the balance sheet of College Tonight, LLC as of December 31, 2006, and the related statements of operations, members’ deficit and cash flows for the period from July 3, 2006 (inception) to December 31, 2006 (which report contains an uncertainty with respect to the ability of College Tonight, LLC to continue as a going concern) in the Form 8-K of Simex Technologies, Inc. dated November 29, 2007.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey

December 5, 2007

{A0042702.DOC}